Patrick Ryan Morris, Esq.
The Law Office of Patrick Ryan Morris, Esq. LLP
4 World Trade Center
250 Greenwich Street, 29th Floor
New York, NY 10007

June 10, 2019

Board of Directors
Unicorn Real Estate Holdings, Inc.
87 N. Raymond Avenue, Suite 200
Pasadena, California 91103

Gentlemen:

I have acted, at the request of the Company, as special counsel to Unicorn Real Estate Holdings, Inc., a Delaware corporation, ("Unicorn Real Estate Holdings, Inc.") for the limited purpose of rendering an opinion as to the legality of 50,000,000 shares of Unicorn Real Estate Holdings, Inc. common stock, par value $0.0001 per share to be offered at $1.00 and distributed by Unicorn Real Estate Holdings, Inc. (the "Shares"), pursuant to an Offering Statement to be filed under Regulation A of the Securities Act of 1933 (the "Securities Act"), as amended, by Unicorn Real Estate Holdings, Inc. with the U.S. Securities and Exchange Commission (the "SEC") on Form 1-A, for the purpose of registering the offer and sale of the Shares ("Offering Statement").

I have reviewed and am familiar with the statutes of the State of Delaware and to the extent I deemed necessary to render an opinion on this matter, examined purported true copies of the Articles of Incorporation of Unicorn Real Estate Holdings, Inc. and all amendments thereto, the By-Laws of Unicorn Real Estate Holdings, Inc., selected proceedings of the Board of Directors of Unicorn Real Estate Holdings, Inc. authorizing the issuance of the Shares, certificates of officers of Unicorn Real Estate Holdings, Inc. and of public officials, and such other documents of Unicorn Real Estate Holdings, Inc. and of public officials as I have deemed necessary. I have assumed, with respect to persons other than directors and officers of Unicorn Real Estate Holdings, Inc., the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Following my review, it is my opinion that the Shares of the Company are duly authorized and when, as, and if issued and delivered by Unicorn Real Estate Holdings, Inc. against payment therefore, as described in the offering statement, the Shares will be validly issued, fully paid and non-assessable.

According to the Delaware Secretary of State, the Company has 750,000,000 Total Authorized Shares of Common Stock, and as of May 9, 2019 had no outstanding Tax Due and is in Good Standing.

I have not been engaged to examine, nor have I examined, the Offering Statement to determine its accuracy or completeness nor have I reviewed the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and I express no opinion with respect thereto. My forgoing opinion is strictly limited to matters of Delaware General Corporation Law, and I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Delaware.

I hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to our firm under the caption "Legal Matters" in the Offering Circular constituting a part of the Offering Statement. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

/s/ Patrick Ryan Morris, Esq.